EXHIBIT 99.1

TIMWEN PARTNERSHIP

Financial Statements
December 29, 2013

Report of Independent Registered Public Accounting Firm

To the Partners of TIMWEN Partnership

We have audited the accompanying balance sheets of TIMWEN Partnership as of December 29, 2013 and December 30, 2012, and the related statements of income and comprehensive income, partners’ equity and cash flows for each of the years in the three-year period ended December 29, 2013. The Partnership's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We were not engaged to perform an audit of the company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TIMWEN Partnership as of December 29, 2013 and December 30, 2012 and the results of its operations and its cash flows for each of the years in the three-year period ended December 29, 2013 in conformity with accounting principles generally accepted in the United States of America.

/s/PricewaterhouseCoopers LLP
Chartered Professional Accountants, Licensed Public Accountants
Oakville, Ontario
February 26, 2014

TIMWEN Partnership
Balance Sheet (In Thousands of Canadian Dollars)

	December 29, 2013	December 30,2012

Assets

Revenue-producing properties	$69,109	$72,787

Cash	3,577	3,527

Accounts receivable	3,132	3,264

Investment in Grimsby Food Court Ltd.	1,818	1,891

Prepaid rent	611	618

	$78,247	$82,087

Liabilities

Accounts payable and accrued liabilities	$1,207	$3,206

Deferred lease inducements	2,789	3,082

Straight-line rent	4,983	5,453

	8,979	11,741

Commitments and contingencies

Partners' equity	69,268	70,346

	$78,247	$82,087
See accompanying notes to the financial statements.

TIMWEN Partnership
Statements of Income and Comprehensive Income
(In Thousands of Canadian Dollars)
	Year ended
	December 29, 2013	December 30, 2012	January 1, 2012

Revenues
Rental income	$39,894	$39,692	$38,927

Expenses
Rental expense - net of lease inducements	7,202	7,689	7,543
Operating expenses	502	439	485
Depreciation and amortization	3,956	4,367	4,280
	11,660	12,495	12,308
Operating income for the year	28,234	27,197	26,619

Other income
Interest income	70	73	55
Equity in income of Grimsby Food Court Ltd.	117	96	366
Other income	1	4	6
	188	173	427
Net income and comprehensive income	$28,422	$27,370	$27,046

See accompanying notes to the financial statements.

TIMWEN Partnership
Statement of Partners' Equity (In Thousands of Canadian Dollars)

Year ended
December 29, 2013				December 30, 2012	January 1, 2012

	Wendy's	Barhav
	Restaurants of	Developments
	Canada Inc.	Limited	Total	Total	Total

Partners' equity - Beginning of year	$35,173	$35,173	$70,346	$73,476	$76,430

Distributions to partners	(14,750)	(14,750)	(29,500)	(30,500)	(30,000)
Net income for the year	14,211	14,211	28,422	27,370	27,046

Partners' equity - End of year	$34,634	$34,634	$69,268	$70,346	$73,476

See accompanying notes to the financial statements.

TIMWEN Partnership
Statement of Cash Flows (In Thousands of Canadian Dollars)

	Year ended
	December 29, 2013	December 30, 2012	January 1, 2012

Cash provided by (used in)

Operating activities
Net income for the year	$28,422	$27,370	$27,046
Add: Items not affecting cash
Depreciation and amortization	3,956	4,367	4,280
Straight-line rent	(438)	12	(167)
Amortization of deferred lease inducements	(293)	(293)	(293)
Equity in earnings of investment in Grimsby Food Court Ltd.	(117)	(96)	(366)
Distributions received from Grimsby Food Court Ltd.	190	205	741

Change in operating assets and liabilities
Accounts receivable	132	1,061	204
Prepaid rent	7	4	4
Accounts payable and accrued liabilities	(2,154)	(162)	163

Net cash provided by operating activities	29,705	32,468	31,612

Investing activities
Additions to revenue-producing properties	(155)	(1,120)	(572)

Financing activities
Distributions to partners	(29,500)	(30,500)	(30,000)

Change in cash	50	848	1,040

Cash - Beginning of year	3,527	2,679	1,639

Cash - End of year	$3,577	$3,527	$2,679

See accompanying notes to the financial statements.

TIMWEN Partnership
Notes to Financial Statements
(In Thousands of Canadian Dollars)

1.	Nature of operations

The TIMWEN Partnership is between Barhav Developments Limited (a wholly owned subsidiary of TDL Group Corp. Ltd. (TDL)) and Wendy’s Restaurants of Canada Inc. (WROC), and was formed in 1995. The partnership leases restaurant facilities to WROC and TDL.

Fiscal year
The partnership’s fiscal year ends on the Sunday nearest to December 31. The 2013, 2012 and 2011 fiscal years consisted of 52 weeks.

2. Summary of significant accounting policies partnership accounts

Partnership accounts
The accompanying financial statements include only the assets and liabilities of the business carried on under the name TIMWEN Partnership and do not include other assets, liabilities, revenues and expenses of the partners. No provision for income taxes has been made in these financial statements since income of the partnership is taxable in the hands of the partners.

Basis of presentation
The partnership prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (US GAAP). In the opinion of management, the partnership’s financial statements and accompanying notes to the financial statements contain all adjustments necessary to state fairly the partnership’s financial position as of December 29, 2013 and December 30, 2012, and its results of operations, comprehensive income and cash flows for each of the three years in the period ended December 29, 2013.

The functional currency of the partnership is the local currency in which it operates, which is the Canadian dollar, as the majority of the partnership’s operations and cash flows are based in Canada and the partnership’s operations are primarily managed in Canadian dollars. The partnership’s reporting currency is the Canadian dollar.

Revenue-producing properties
Revenue-producing properties are stated at acquisition cost, less accumulated depreciation and amortization. Acquisition cost comprises land acquisition and building construction costs. Depreciation and amortization are provided for on the straight-line basis over the estimated useful lives of the assets at the following rates:

Buildings     Up to 40 years
Leasehold improvements and deferred design costs and other     The lesser of the useful life of the asset or the lease term
Construction-in-progress        Stated at cost and is not amortized

Long-lived assets
Long-lived assets are analyzed for impairment at the individual restaurant level, which represents the lowest level of independent cash flow for the business. They are tested for impairment whenever an event or circumstance occurs that indicates impairment may exist, including a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of prior to the end of its estimated useful life. There were no such events in the current or prior year.

TIMWEN Partnership
Notes to Financial Statements
(In Thousands of Canadian Dollars)

Leases
When determining the lease terms, the partnership includes the renewal period for which failure to renew the lease imposes an economic penalty in such an amount that a renewal appears, at the inception of the lease, to be reasonably assured. The primary penalty to which the partnership is subject is the economic detriment associated with the existence of leasehold improvements that might be impaired if the partnership chooses not to exercise the available renewal options.

Minimum lease payments, including scheduled rent increases, are recognized as rent expense on a straight-line basis (straight-line rent) over the applicable lease terms and any period during which the partnership has the use of the property but is not charged rent by a landlord. Lease terms are generally for 20 years and, in most cases, provide for rent escalations and renewal options.

Investment in Grimsby Food Court Ltd.
The investment in the Grimsby Food Court Ltd. is accounted for as an equity investment. The investment is analyzed for other than temporary impairment where evidence exists that there is an inability to recover the carrying amount of the investment or inability to sustain an earnings capacity that would justify the carrying amounts of the investment. No such indicator was noted in the current or prior year.

Deferred lease inducements
Lease inducements are leasehold improvements paid by landlords and are recorded as a liability and amortized as a reduction in rent expense. They are deferred and amortized on a straight-line basis over the lease term which is typically a minimum of 20 years.

Revenue recognition
Rental revenue is recognized on a percentage of sales volume and is recognized as earned.

Use of estimates
The preparation of the financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates.

3.	Revenue-producing properties

	December 29, 2013			December 30, 2012
		Accumulated
		depreciation and
	Cost	amortization	Net	Net
Land	$21,231	$ -	$21,231	$21,231
Buildings	36,133	16,972	19,161	20,130
Leasehold improvements	63,501	35,711	27,790	30,363
Deferred design costs and other	2,215	1,288	927	1,063
	$123,080	$53,971	$69,109	$72,787

TIMWEN Partnership
Notes to Financial Statements
(In Thousands of Canadian Dollars)

4.	Related party transactions and balances
During the fiscal years and as of the end of the fiscal years presented, the partnership had the following transactions with related parties.

	December 29, 2013	December 30, 2012	January 1, 2012
Rental income
TDL	$25,054	$24,998	$24,521
WROC	14,840	14,694	14,406
	$39,894	$39,692	$38,927

Management fee
WROC - included in operating expenses	$275	$275	$275

Related party rental expense
TDL	$232	$231	$226

Management fee
TDL - included in revenue-producing properties	$183	$91

Amounts included in accounts receivable
TDL	$1,972	$2,253
WROC	1,160	1,011
	$3,132	$3,264
Amounts included in accounts payable
TDL	$254	$537

These transactions are in the normal course of operations.

The amounts due from the partners, which have arisen as a result of the above transactions, are non-interest bearing and due on demand.

5.	Deferred lease inducements

	December 29, 2013			December 30, 2012
		Accumulated
	Cost	amortization	Net	Net
Deferred lease inducements	$6,680	$3,891	$2,789	$3,082

TIMWEN Partnership
Notes to Financial Statements
(In Thousands of Canadian Dollars)

6.	Leases
Minimum lease payments under long-term operating lease agreements for various properties are as follows:

2014	$7,276
2015	7,283
2016	7,052
2017	6,833
2018	6,326
2019 and thereafter	17,895
Total	$52,665

The minimum lease payments include $29,682 related to renewal periods reasonably assured of being exercised.

All leased locations are subleased to WROC or to TDL at amounts based on restaurant revenues.

7.	Financial instruments
Due to their short-term maturities, the carrying value of the partnership's cash, accounts receivable and accounts payable and accrued liabilities approximate their estimated fair value.

8.	Commitments and contingencies
The partnership is party to various legal actions and complaints arising in the ordinary course of business. It is the opinion of the partnership's management that the ultimate resolution of such matters will not materially affect the partnership's financial condition or income.

9.	Subsequent events
The partnership has evaluated events subsequent to December 29, 2013 and up to February 26, 2014 which corresponds to the date these financial statements were issued (or available to be issued).